Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

KINNATE BIOPHARMA INC.
(Exact name of Registrant as specified in its charter)

Delaware	82-4566526
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

103 Montgomery Street, Suite 150
The Presidio of San Francisco
San Francisco, CA 94129
(Address, including zip code, of Registrant’s principal executive offices)

2020 Equity Incentive Plan
2020 Employee Stock Purchase Plan
(Full title of the plan)

Nima Farzan
President and Chief Executive Officer
Kinnate Biopharma Inc.
103 Montgomery Street, Suite 150
The Presidio of San Francisco
San Francisco, CA 94129
(858) 299-4699
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Tony Jeffries
Miranda Biven
Jennifer Knapp
Lance Brady
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300
Mark Meltz
Chief Operating Officer and General Counsel
103 Montgomery Street,
Suite 150
The Presidio of San Francisco
San Francisco, CA
(858) 299-4699

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Kinnate Biopharma Inc. (the “Registrant”) for the purpose of registering 2,217,114 shares of common stock of the Registrant reserved for issuance under the 2020 Equity Incentive Plan and 443,422 shares of common stock of the Registrant reserved for issuance under the 2020 Employee Stock Purchase Plan.

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on March 15, 2023 (the “Annual Report”);

(2) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report (other than the portions of these documents not deemed to be filed); and

(3) The description of the Registrant’s common stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-39743) filed with the Commission on November 30, 2020, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the issuance of the shares of the Registrant’s common stock has been passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”). Certain members of, and persons associated with, WSGR own less than one percent of the Registrant’s common stock.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) generally empowers a corporation to indemnify its directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation’s best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful, and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. The DGCL further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or disinterested shareholders or otherwise.

The amended and restated certificate of incorporation of the Registrant generally provides for the indemnification of the Registrant’s directors to the fullest extent permitted under the DGCL. In addition, the amended and restated bylaws of the Registrant require, subject to certain limitations, the Registrant to fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was a director or officer of the Registrant serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except (i) with respect to a director or officer, for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) with respect to a director or officer, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) with respect to a director, for payments of unlawful dividends or unlawful stock repurchases or redemptions, (iv) with respect to a director or officer, for any transaction from which the director or officer derived an improper personal benefit or (v) with respect to an officer, in any action by or in the right of the corporation. The Registrant’s amended and restated certificate of incorporation provides that the Registrant’s directors shall not be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director and that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves an unlawful payment of dividends or an unlawful stock repurchase or redemption may be held liable, at any time within 6 years after paying the unlawful dividend or after the unlawful stock repurchase or redemption, to the full amount of the dividend unlawfully paid, or to the full amount unlawfully paid for the repurchase or redemption of the corporation’s stock, with interest from the time such liability accrued. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the proceedings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the DGCL, the Registrant has entered, and intends to continue to enter, into separate indemnification agreements with each of the Registrant’s directors and executive officers that require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status as directors or executive officers.

The Registrant expects to obtain and maintain insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities that might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the DGCL.

These indemnification provisions and the indemnification agreements entered into between the Registrant and the Registrant’s executive officers and directors may be sufficiently broad to permit indemnification of the Registrant’s executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1(1)	Specimen common stock certificate of the Registrant.

4.2(2)	2020 Equity Incentive Plan and form agreements thereunder.

4.3(3)	2020 Employee Stock Purchase Plan and form agreements thereunder.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (contained on signature page hereto).

107.1	Filing Fee Table.

(1)	Incorporated by reference to Exhibit 4.2 filed with the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-250086), filed with the Commission on November 30, 2020.

(2)	Incorporated by reference to Exhibit 10.3 filed with the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-250086), filed with the Commission on November 30, 2020.

(3)	Incorporated by reference to Exhibit 10.4 filed with the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-250086), filed with the Commission on November 30, 2020.

Item 9.	Undertakings.

A.	The undersigned Registrant hereby undertakes that:

(1)	It will file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on the 17th day of March 2023.

KINNATE BIOPHARMA INC.

By:	/s/ Nima Farzan
Nima Farzan
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nima Farzan and Neha Krishnamohan, and each of them, as such individual’s true and lawful attorney in fact and agent with full power of substitution, for such individual in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney in fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney in fact, proxy and agent, or the individual’s substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Nima Farzan	President, Chief Executive Officer and Director (Principal Executive Officer)	March 17, 2023
Nima Farzan

/s/ Neha Krishnamohan	Chief Financial Officer and Executive Vice President, Corporate Development (Principal Financial Officer)	March 17, 2023
Neha Krishnamohan

/s/ Dean Mitchell	Chair of the Board of Directors	March 17, 2023
Dean Mitchell

/s/ Jill DeSimone	Director	March 17, 2023
Jill DeSimone

/s/ Melissa Epperly	Director	March 17, 2023
Melissa Epperly

/s/ Keith Flaherty	Director	March 17, 2023
Keith Flaherty, M.D.

/s/ Carl Gordon	Director	March 17, 2023
Carl Gordon, Ph.D.

/s/ Michael Rome	Director	March 17, 2023
Michael Rome, Ph.D.

/s/ Helen Sabzevari	Director	March 17, 2023
Helen Sabzevari, Ph.D.

/s/ Laurie Smaldone Alsup	Director	March 17, 2023
Laurie Smaldone Alsup, M.D.

/s/ Jim Tananbaum	Director	March 17, 2023
Jim Tananbaum, M.D.